Exhibit 99.1

Contact: John E. Vollmer III

Chief Financial Officer

Patterson-UTI Energy, Inc.

(281) 765-7100

Patterson-UTI Energy Reports Financial Results
for Three and Nine Months Ended September 30, 2010

HOUSTON – October 28, 2010 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and nine months ended September 30, 2010. The Company reported net income of $29.4 million, or $0.19 per share, for the third quarter of 2010, compared to a net loss of $18.6 million, or a loss of $0.12 per share, for the quarter ended September 30, 2009. Revenues for the third quarter of 2010 were $379 million, compared to $160 million for the third quarter of 2009.

The Company reported net income of $63.1 million, or $0.41 per share, for the nine months ended September 30, 2010, compared to a net loss of $20.1 million, or a loss of $0.13 per share, for the comparable nine month period in 2009. Revenues for the nine months ended September 30, 2010 were $957 million, compared to $568 million for the same nine month period in 2009.

The financial results for the three and nine months ended September 30, 2010 include pretax interest expense charges of $4.6 million ($2.9 million after-tax) from the recognition of deferred financing costs associated with the expiration of a standby bridge credit facility and the refinancing of a revolving credit facility. The financial results for the nine month period ended September 30, 2010 also include an after-tax gain of $12.9 million from the sale of certain rights in oil and gas working interests during the second quarter of 2010. These transactions reduced net income per share by $0.02 for the three month period and increased net income per share by $0.06 for the nine month period ended September 30, 2010.

Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “Our average number of rigs operating in the third quarter increased to 178 rigs, including 170 in the United States and 8 in Canada. This compares to an average of 156 rigs operating in the second quarter, including 154 in the United States and 2 in Canada. Reduced Canadian drilling activity in the second quarter was a result of the annual spring breakup.”

Mr. Wall added, “Average revenue per operating day for the third quarter of 2010 increased by $810 to $17,730, compared to $16,920 for the second quarter of 2010. Average direct operating costs per operating day for the third quarter of 2010 increased to $10,670 from $10,520 for the second quarter of 2010. Average margin per operating day for the third quarter of 2010 increased by $670 to $7,060 from $6,390 for the second quarter of 2010.

“We are continuing to see increases in our rig count. We estimate that our October rig count will increase to an average of 192 rigs operating, comprised of 180 in the United States and 12 in Canada. Our average number of rigs operating in the United States has increased by 72 since December 2009. Dayrates have also been continuing to increase with rig demand.

“During the third quarter of 2010 we had an average of approximately 54 rigs operating under long-term contracts. Based on contracts currently in place, we expect to have an average of approximately 68 rigs during the fourth quarter of 2010 and 65 rigs during 2011 operating under long-term contracts.

“We activated five new Apex™ rigs during the third quarter, bringing our total to 12 new Apex™ rigs activated during the first three quarters of 2010. In October, three new additional Apex™ rigs were activated, and we now expect to activate a total of 21 new Apex™ rigs in calendar year 2010, with two additional new Apex™ rigs from the 2010 program being activated in early 2011. All of these rigs are covered by term contracts. For our 2011 Apex™ program, we are planning to add 21 new Apex™ rigs.

“This quarter’s results also reflect record revenues and profits for Universal Well Services, Inc., our pressure pumping subsidiary that services the Appalachian region. These results reflect the efficient deployment of new equipment for the Marcellus Shale, an increase in activity levels in other traditional work, as well as increased pricing,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “We have recently completed acquisition and financing transactions in furtherance of our strategic objectives to build value for shareholders and expand our core businesses. Earlier this month, we completed the acquisition of pressure pumping and wireline assets for approximately $238 million in an all cash transaction; entered into a new bank facility that includes a $400 million revolving credit line and a four-year $100 million term loan; and completed a private placement of $300 million in principal amount of ten-year, senior unsecured notes with an interest rate of 4.97%.”

Mr. Siegel further stated, “With the acquisition, our pressure pumping businesses now operate throughout Texas and the Appalachian region, with a substantial amount of the services being provided in the Barnett, Eagle Ford and Marcellus Shales as well as the Permian Basin. Our pressure pumping equipment now totals approximately 431,000 horsepower, including 340,000 fracturing horsepower and 91,000 horsepower used in cementing, acidizing and nitrogen stimulation. In addition, approximately 38,000 horsepower of pressure pumping equipment is currently on order and expected to be delivered over the next five months. For 2011, we are evaluating how much additional pressure pumping equipment to order. We also now have a fleet of 26 wireline units.

“The financings provide us with substantial flexibility to strategically continue with the expansion of our fleets with new technology drilling rigs and pressure pumping equipment to service the growing shale markets,” he concluded.

The Company declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on December 30, 2010 to holders of record as of December 15, 2010.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the three months ended September 30, 2010 is scheduled for October 28, 2010 at 10:00 a.m. (EDT) / 9:00 a.m. (CDT) / 7:00 a.m. (PDT).  The dial-in information for participants is 866-383-8119 (Domestic) and 617-597-5344 (International).  The Passcode for both numbers is 70017080.  The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com.  Webcast participants should log on 10-15 minutes prior to the scheduled start time.  Replay of the conference call will be available through November 11, 2010 at www.patenergy.com and at 888-286-8010 (Domestic) and 617-801-6888 (International).  The Passcode for both numbers is 23843497.  Telephone replay of the call will be available through November 1, 2010.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries primarily provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has approximately 350 marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia and western Canada. Universal Well Services, Inc., Universal Pressure Pumping, Inc. and Universal Wireline, Inc. provide well services primarily in Texas and the Appalachian region.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration in the global economic environment, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
REVENUES	$378,663	$159,671	$957,253	$568,377
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	227,788	103,907	597,175	347,301
Depreciation, depletion and impairment	85,431	69,582	239,930	207,571
Selling, general and administrative	13,685	11,384	37,491	33,213
Net gain on asset disposals	(250)	(868)	(21,940)	(423)
Provision for bad debts	(500)	285	(1,500)	6,035

Total costs and expenses	326,154	184,290	851,156	593,697

OPERATING INCOME (LOSS)	52,509	(24,619)	106,097	(25,320)

OTHER INCOME (EXPENSE)
Interest income	64	53	1,631	318
Interest expense	(6,227)	(1,448)	(9,011)	(2,734)
Other	260	228	509	263

Total other income (expense)	(5,903)	(1,167)	(6,871)	(2,153)

INCOME (LOSS) BEFORE INCOME TAXES	46,606	(25,786)	99,226	(27,473)
INCOME TAX EXPENSE (BENEFIT)	17,232	(8,972)	36,138	(9,603)

INCOME (LOSS) FROM CONTINUING OPERATIONS	29,374	(16,814)	63,088	(17,870)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	—	(1,766)	—	(2,250)

NET INCOME (LOSS)	$29,374	$(18,580)	$63,088	$(20,120)

BASIC INCOME (LOSS) PER COMMON SHARE
INCOME (LOSS) FROM CONTINUING OPERATIONS	$0.19	$(0.11)	$0.41	$(0.12)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$(0.01)	$0.00	$(0.01)
NET INCOME (LOSS)	$0.19	$(0.12)	$0.41	$(0.13)
DILUTED INCOME (LOSS) PER COMMON SHARE
INCOME (LOSS) FROM CONTINUING OPERATIONS	$0.19	$(0.11)	$0.41	$(0.12)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$(0.01)	$0.00	$(0.01)
NET INCOME (LOSS)	$0.19	$(0.12)	$0.41	$(0.13)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	152,933	152,242	152,682	151,975

Diluted	154,109	152,242	152,682	151,975

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.05	$0.15	$0.15

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Contract Drilling:
Revenues	$290,759	$112,294	$741,470	$439,714
Direct operating costs (excluding depreciation)	$174,999	$71,035	$459,448	$254,306
Selling, general and administrative	$1,664	$1,087	$3,816	$3,169
Depreciation and impairment	$72,617	$60,083	$205,927	$176,024
Operating income (loss)	$41,479	$(19,911)	$72,279	$6,215
Operating days – United States	15,639	6,395	41,405	22,485
Operating days – Canada	761	290	2,002	1,393
Total operating days	16,400	6,685	43,407	23,878
Average revenue per operating day – United States	$17.63	$16.75	$16.95	$18.20
Average direct operating costs per operating day – United States	$10.49	$10.45	$10.40	$10.38
Average rigs operating – United States	170	70	152	82
Average revenue per operating day – Canada	$19.70	$17.94	$19.73	$21.84
Average direct operating costs per operating day – Canada	$14.39	$14.61	$14.31	$15.05
Average rigs operating – Canada	8	3	7	5
Average revenue per operating day – Total	$17.73	$16.80	$17.08	$18.42
Average direct operating costs per operating day – Total	$10.67	$10.63	$10.58	$10.65
Average rigs operating – Total	178	73	159	87
Capital expenditures	$192,233	$93,340	$455,708	$308,789
Pressure Pumping:
Revenues	$81,104	$41,687	$194,219	$113,408
Direct operating costs (excluding depreciation)	$51,305	$31,092	$132,401	$87,419
Selling, general and administrative	$2,668	$2,168	$8,014	$6,508
Depreciation	$9,545	$7,216	$25,035	$20,043
Operating income (loss)	$17,586	$1,211	$28,769	$(562)
Fracturing jobs	420	455	1,078	1,200
Other jobs	1,600	1,446	4,350	4,151
Total jobs	2,020	1,901	5,428	5,351
Average revenue per fracturing job	$147.20	$64.52	$134.31	$64.61
Average revenue per other job	$12.05	$8.53	$11.36	$8.64
Total average revenue per job	$40.15	$21.93	$35.78	$21.19
Total average costs per job	$25.40	$16.36	$24.39	$16.34
Capital expenditures	$15,531	$3,582	$36,342	$32,155
Oil and Natural Gas Production and Exploration:
Revenues	$6,800	$5,690	$21,564	$15,255
Direct operating costs (excluding depreciation, depletion and impairment)	$1,484	$1,780	$5,326	$5,576
Depreciation and depletion	$2,732	$1,807	$7,240	$7,484
Impairment of oil and natural gas properties	$119	$249	$789	$3,339
Operating income (loss)	$2,465	$1,854	$8,209	$(1,144)
Average net daily oil production (Bbls)	828	735	829	790
Average oil sales price (per Bbl)	$73.26	$66.01	$75.05	$53.47
Average net daily natural gas production (Mcf)	2,558	3,172	2,916	3,385
Average natural gas sales price (per Mcf)	$5.19	$4.20	$5.75	$4.04
Capital expenditures	$4,782	$2,214	$15,902	$4,735
Corporate and Other:
Selling, general and administrative	$9,353	$8,129	$25,661	$23,536
Depreciation	$418	$227	$939	$681
Provision for bad debts	$(500)	$285	$(1,500)	$6,035
Net gain on asset disposals	$(250)	$(868)	$(21,940)	$(423)
Capital expenditures	$2,288	$4,762	$5,727	$4,762
Total capital expenditures	$214,834	$103,898	$513,679	$350,441
			September 30,	December 31,
Selected Balance Sheet Data (Unaudited):			2010	2009

Cash and cash equivalents			$73,916	$49,877
Current assets			$451,494	$457,268
Total assets			$2,997,408	$2,662,152
Current liabilities			$312,003	$193,308
Working capital			$139,491	$263,960

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income (loss)	$29,374	$(18,580)	$63,088	$(20,120)
Income tax expense (benefit)	17,232	(8,972)	36,138	(9,603)
Net interest expense	6,163	1,395	7,380	2,416
Depreciation, depletion and impairment	85,431	69,582	239,930	207,571
Results of discontinued operations:
Income tax benefit	—	(900)	—	(1,148)
Depreciation	—	549	166	1,764

EBITDA	$138,200	$43,074	$346,702	$180,880

(1) EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.